Exhibit 99.1

Contact:	Harold Covert
Chief Financial Officer
	Phone:	540-946-8174 (office)
404-858-6752 (cell)
Email: coverth@lumosnet.com

Lumos Networks Corp. Announces Appointment of

Timothy G. Biltz as Chief Executive Officer

Declares Cash Dividend of $0.14 per Share

WAYNESBORO, VA – April 27, 2012 – Lumos Networks Corp. (“Lumos Networks”) (Nasdaq: LMOS), a fiber-based service provider of voice, data and IP-based telecommunication services in the Mid-Atlantic region, today announced that Timothy G. Biltz has been appointed as the Company’s Chief Executive Officer, effective April 26, 2012. Mr. Biltz will replace James A. Hyde who has been serving as the interim Chief Executive Officer following the separation from NTELOS Holdings Corp. in October 2011. Mr. Hyde will remain in his position as a member of the Lumos Networks Board of Directors.

Mr. Biltz served as Chairman of the Board of Directors of iPCS, Inc. from November 2006 through December 2009. From 1999 to 2005, Mr. Biltz was the Chief Operating Officer of SpectraSite, Inc., a publicly-traded wireless and broadcast signal tower company. From 1989 to 1999, Mr. Biltz was employed by Vanguard Cellular Systems, Inc. in a number of posts of increasing responsibility, ultimately serving as the Executive Vice President and Chief Operating Officer.

Lumos Networks also announced that Michael B. Moneymaker is retiring from his position as President of Lumos Networks and as a member of the Board of Directors. Mr. Hyde commented, “The company—and I—have greatly benefited from working with Mike and we cannot thank him enough for his years of valuable contributions to NTELOS and Lumos Networks. We truly wish him the best.”

In connection with Mr. Biltz’s appointment, Lumos Networks granted Mr. Biltz certain equity awards, including 165,000 shares of restricted stock granted in accordance with NASDAQ Listing Rule 5635(c)(4). The grant of the shares of restricted stock was approved by the Compensation Committee of the Board of Directors as an inducement to Mr. Biltz entering into employment with Lumos Networks. The restricted stock will vest in four annual installments beginning December 31, 2012 and ending December 31, 2014. The equity awards will be described in detail on a Current Report on Form 8-K that Lumos Networks will file with the Securities and Exchange Commission.

In announcing Mr. Biltz’s appointment, Robert E. Guth, Chairman of the Board of Directors, remarked, “Tim Biltz brings to Lumos Networks a long track record of success and strong leadership in the telecommunications industry. His experience, combined with Lumos Networks’ outstanding assets and team, put the Company in an excellent position to succeed.”

Mr. Biltz commented, “I am thrilled to become CEO of Lumos as it enters its next phase of development. Lumos has a talented team, an extraordinary base of unique fiber assets and a strong reputation for quality service. I look forward to working with the board and the Lumos team to leverage these assets and drive growth in revenue and cash flow.”

Dividend

On April 26, 2012, the Board of Directors of Lumos Networks declared a quarterly cash dividend on its common stock in the amount of $0.14 per share to be paid on July 12, 2012 to stockholders of record on June 14, 2012.

Earnings Call

Lumos Networks will hold its first quarter 2012 earnings conference call and webcast on Friday, May 4, 2012, at 10:00 A.M. (ET). Lumos Networks will issue a press release providing further details with respect to the earnings conference call and webcast.

About Lumos Networks

Lumos Networks is a fiber-based service provider in the Mid-Atlantic region serving carrier, business and residential customers over a dense fiber network offering data, voice and IP services. With headquarters in Waynesboro, VA, Lumos Networks serves Virginia, West Virginia and portions of Pennsylvania, Kentucky, Ohio, and Maryland over a 5,800 route-mile fiber network. Detailed information about Lumos Networks is available at www.lumosnetworks.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; our ability to achieve benefits from our separation from NTELOS Holdings Corp; our ability to successfully increase revenues and manage churn in the recently acquired FiberNet business; our ability to offset expected revenue declines in our RLEC business related to the recent regulatory developments and carriers grooming their networks; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility; our cash and capital requirements; declining prices for our services; the potential to experience a high rate of customer turnover; federal and state regulatory fees, requirements and developments; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Form 10-K.